THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS SECURITY UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS AND AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS AMENDED AND RESTATED CONVERTIBLE SUBORDINATED PROMISSORY NOTE IS SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF JUNE 7, 2004, AMONG LUBY'S, INC., HARRIS J. PAPPAS, CHRISTOPHER J. PAPPAS, JPMORGAN CHASE BANK, AS FIRST LIEN AGENT, GUGGENHEIM CORPORATE FUNDING, LLC, AS SECOND LIEN AGENT, AND CERTAIN OTHER PERSONS SIGNATORY THERETO (INCLUDING EACH SUCH PARTY'S SUCCESSORS AND ASSIGNS). A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE ISSUER HEREOF AND IS AVAILABLE FOR INSPECTION AT SUCH OFFICE.

LUBY'S, INC.
AMENDED AND RESTATED
CONVERTIBLE SUBORDINATED PROMISSORY NOTE
DUE 2011

San Antonio, Texas
June 7, 2004

LUBY'S, INC., a Delaware corporation (the "Company"), issued to Harris J. Pappas a Convertible Subordinated Promissory Note, due 2011, dated June 29, 2001, in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) and a Convertible Subordinated Promissory Note, due 2011, dated July 2, 2001, in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) (collectively, the "Original Notes") in connection with the transaction described in Section 2 of that certain Purchase Agreement between the Company, Christopher J. Pappas and Harris J. Pappas, dated as of March 9, 2001, as amended as of the date hereof (the "Purchase Agreement"). Pursuant to the terms of that certain Agreement, dated June 7, 2004, by and between the Company, Christopher J. Pappas and Harris J. Pappas (the "Agreement"), Harris J. Pappas hereby surrenders the Original Notes for cancellation in their entirety, and the Company does hereby, in lieu thereof, issue this Amended and Restated Convertible Subordinated Promissory Note Due 2011.

The Company, the principal office of which is located at 2211 Northeast Loop 410, San Antonio, Texas, for value received hereby promises to pay to Harris J. Pappas, or his registered assigns, the sum of Five Million Dollars ($5,000,000.00), or such other amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, and such amounts shall be due and payable on the earlier to occur of (i) June 7, 2011, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. The holder of this Note is subject to certain restrictions set forth in the Purchase Agreement and the Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. This Note is one of the Notes referred to as the "Notes" in the Purchase Agreement and the Agreement.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

    Definitions. Terms used and not otherwise defined herein have the meaning given such terms in the Purchase Agreement. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

      "Business Day" means any day upon which national banks are open for regular business in Houston, Texas.

      "Change of Control" shall mean the occurrence of any of the events described in subsections (i) through (iv) below:

        The Rights Agreement shall have been determined to be invalid or is otherwise abrogated by a court of competent jurisdiction in a final and non-appealable judgment rendered in connection with a contest for control of the Company and a substitute defense mechanism having the effectiveness of the Rights Agreement is not promptly adopted or, if adopted, is determined to be invalid or is otherwise abrogated, and either (y) the Company has received a report on Schedule 13D, or an amendment to such a report, filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934 disclosing that any Person or 13d Group other than Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, Beneficially Owns, directly or indirectly, twenty percent or more of the combined voting power of the outstanding Capital Stock of the Company, or (z) the board of directors of the Company has actual knowledge of facts on the basis of which any Person or 13d Group other than Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, is required to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the Securities Exchange Act of 1934 disclosing that such Person or 13d Group other than Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, Beneficially Owns, directly or indirectly, twenty percent or more of the combined voting power of the outstanding Capital Stock of the Company.

        Either (y) purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company or Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, of shares of Capital Stock pursuant to a tender or exchange offer to acquire any Capital Stock of the Company (or securities convertible into Capital Stock) for cash, securities or any other consideration or (z) any Person, other than the Company or a wholly-owned subsidiary of the Company or Christopher J. Pappas or Harris J. Pappas or any of their Affiliates, Associates or members of any 13d Group of which they are a part, individually or together, shall make any such offer to acquire any Capital Stock of the Company pursuant to a tender or exchange offer for cash, securities or any other consideration and either (1) the Company shall have recommended that stockholders accept such offer or (2) within 10 business days (as such term is used in Rule 14e-2 under the Securities Exchange Act of 1934), the Company shall have made no recommendation that stockholders reject such offer or (3) the Company shall have recommended that stockholders reject such offer and the Rights Agreement shall have been determined to be invalid or is otherwise abrogated by a court of competent jurisdiction in a final and non-appealable judgment rendered in connection with a contest for control of the Company and a substitute defense mechanism having the effectiveness of the Rights Agreement is not promptly adopted or, if adopted, is determined to be invalid or is otherwise abrogated, provided that, after consummation of any such offer, such Person Beneficially Owns, or would Beneficially Own, directly or indirectly, twenty percent or more of the combined voting power of the outstanding Capital Stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Securities Exchange Act of 1934 in the case of rights to acquire stock).

        The Company shall, after approval by its Board of Directors or an authorized committee thereof, enter into any agreement contemplating a transaction described below, other than any such transaction with Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part:  (v) a transaction pursuant to which the Company agrees to issue or sell, regardless of the consideration therefor, a number of its shares of Capital Stock that would result in any Person acquiring Beneficial Ownership, directly or indirectly, of twenty percent or more of the combined voting power of the outstanding Capital Stock of the Company, calculated as in clause (ii) above; (w) any consolidation, merger or similar transaction involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Capital Stock of the Company would be converted into cash, securities or other property, other than a consolidation, merger or similar transaction involving the Company in which holders of its Capital Stock immediately prior to the consolidation or merger or similar transaction own at least a majority of the combined voting power of the outstanding capital stock of the surviving corporation immediately after the consolidation, merger or similar transaction (or at least a majority of the combined voting power of the outstanding capital stock of a corporation which owns directly or indirectly all of the voting stock of the surviving corporation); (x) any consolidation, merger or similar transaction involving the Company in which the Company is the continuing or surviving corporation but in which the stockholders of the Company immediately prior to the consolidation, merger or similar transaction do not hold at least a majority of the combined voting power of the outstanding Capital Stock of the continuing or surviving corporation (except where such holders of Capital Stock hold at least a majority of the combined voting power of the outstanding capital stock of the corporation which owns directly or indirectly all of the voting stock of the Company); (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (except such a transfer to a corporation which is wholly owned, directly or indirectly, by the Company), or any complete liquidation of the Company; or (z) any consolidation, merger or similar transaction involving the Company where, after the consolidation, merger or similar transaction, one Person owns 100% of the shares of Capital Stock of the Company (except where the holders of the Company's voting stock immediately prior to such consolidation, merger or similar transaction own at least a majority of the combined voting power of the outstanding capital stock of such Person immediately after such consolidation, merger or similar transaction).

        A change in the majority of the members of the board of directors of the Company within a 24-month period unless the election or nomination for election by the shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

      For purposes of this Note, the "effective date of a Change of Control" is the date that an event described in subsection (i), (ii), (iii) or (iv) occurs or the date upon which all the events necessary to constitute the Change of Control shall have occurred.

      "Company" includes any corporation or other entity that, to the extent permitted by this Note or the Purchase Agreement, shall succeed to or assume the obligations of the Company under this Note.

      "Effective Date" shall mean the date hereof.

      "effective date of a Change of Control" shall have the meaning given to such term in Subsection 1(b) hereof.

      "Holder," when the context refers to a holder of this Note, shall mean any persons who shall at the time be the registered holder of this Note.

      "Interest Rate" means for the three month period preceding each Interest Payment Date (each an "Interest Period"), a per annum rate of interest equal to the lesser of the following:  (i)  the Prime Rate, as in effect two Business Days before the first day of such Interest Period (x) plus five (5) percentage points during each Interest Period for which the principal amount of Senior Indebtedness two Business Days before the first day of such Interest Period equals or exceeds Sixty Million Dollars ($60,000,000) and (y) plus four (4) percentage points during each Interest Period for which the principal amount of Senior Indebtedness two Business Days before the first day of such Interest Period is less than Sixty Million Dollars ($60,000,000), (ii) twelve percent (12%) and (iii) the Maximum Legal Rate. During an Event of Default, the Interest Rate shall equal the lesser of the following: (i) the Prime Rate plus eleven (11) percentage points and (ii) the Maximum Legal Rate.

      "Interest Payment Date" shall have the meaning given such term in Section 2(b) hereof.

      "Last Sale Price" on any Trading Day shall mean (i) the closing price regular way (or, if no closing price is reported the average of the bid and asked prices) as reported on the New York Stock Exchange Composite Tape, or (ii) if on such Trading Day the Common Stock is not listed or admitted to trading on such exchange, the closing price regular way (or, if no closing price is reported the average of the bid and asked prices) on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or (iii) if not listed or admitted to trading on any national securities exchange on such Trading Day, then the average of the closing bid and asked prices as reported through the National Association of Securities Dealers, Inc. on its NASDAQ National Market or other NASDAQ market or through a similar organization if NASDAQ is no longer reporting information, or (iv)  if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market or other NASDAQ market on such Trading Day, then the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose or (v) if not quoted by any such organization on such Trading Day, the fair value of such Common Stock on such Trading Day, as reasonably determined by the Board of Directors in good faith.

      "Maximum Legal Rate" shall have the meaning given such term in Section 15.4 hereof.

      "Person" shall have the meaning specified in Section 13(d) of the Securities Exchange Act of 1934.

      "Prime Rate" shall mean, at any time, the prime interest rate announced or published by JPMorgan Chase Bank and its successors from time to time as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by JPMorgan Chase Bank and its successors as its "prime rate;" it being understood that such rate may not be the lowest rate of interest charged by JPMorgan Chase Bank and its successors.

      "Sale and Leaseback Transaction" means any arrangement whereby, directly or indirectly, a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

      "SEC" shall mean the Securities and Exchange Commission.

      "Senior Credit Agreement" shall mean (i) that certain Credit Agreement, dated June 7, 2004, by and among the Company, as Borrower, JPMorgan Chase, as administrative agent, and the lenders signatory thereto, and (ii) that certain Term Loan Agreement dated June 7, 2004, by and among the Company, as Borrower, Guggenheim Corporate Funding, LLC as administrative agent, and the lenders signatory thereto.

      "Stock Options" means those two (2) certain Stock Options dated March 9, 2001 issued to Christopher J. Pappas and Harris J. Pappas, each for the purchase of 1,120,000 shares of Common Stock, as amended.

      "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday, and Friday, other than any day on which securities are not traded on the New York Stock Exchange.

      "Waiver Period" shall mean a period of forty-five (45) days following an occurrence of an Event of Default hereunder or under the Senior Indebtedness other than any Event of Default arising by reason of any bankruptcy or other insolvency proceeding filed by or against the Company.

    Interest.

      On the Effective Date, the Company shall pay to the Holder in cash all unpaid interest accrued on the outstanding principal of this Note up to and including the Effective Date.

      Commencing on September 1, 2004, and on each of December 1, March 1, June 1, and September 1 thereafter (each such date being referred to as an "Interest Payment Date") until all outstanding principal and interest on this Note shall have been paid in full, the Company shall pay in cash interest at the Interest Rate on the principal of this Note outstanding during the period beginning on the Effective Date and ending on the date that the principal amount of this Note becomes due and payable.

    Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default") the Holder may, so long as any such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

      Default in the payment of the principal of or unpaid accrued interest on this Note when due and payable not cured by the Company within ten (10) days of the date such payment was due;

      Any breach by the Company of any warranty or covenant in this Note; provided, that, in the event of any such breach, to the extent such breach is susceptible to cure, such breach shall not have been cured by the Company within 30 days after written notice to the Company of such breach by the Holder; or

      Any event or occurrence exists that would constitute an "Event of Default" of the Company under any Senior Indebtedness (as defined below) of the Company whether or not such Event of Default has been waived by the holder of such Senior Indebtedness; provided, however, for so long as any indebtedness remains outstanding under the Senior Credit Agreement, no such "Event of Default" of the Company under any Senior Indebtedness shall constitute an Event of Default hereunder unless and until the Waiver Period expires with such Event of Default having not been cured or waived during the Waiver Period,

    Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness, as hereinafter defined, whether outstanding as of the date hereof or thereafter created, received, assumed, or guaranteed.

    4.1 Senior Indebtedness. As used in this Note, the term "Senior Indebtedness" shall mean the principal of, and unpaid accrued interest and premium, if any, on: (a) all indebtedness of the Company for money borrowed by the Company (whether or not secured), including any guaranty by the Company of any indebtedness of any subsidiary for money borrowed by such subsidiary (whether or not secured), and (b) any such indebtedness or any debentures, notes, or other evidence of indebtedness issued, after the consent of the Noteholders, in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) indebtedness of the Company owed or owing to any subsidiary of the Company or an officer, director or employee of the Company or any subsidiary, or (ii) indebtedness to trade creditors. Without limitation of the foregoing, the Senior Indebtedness shall include the principal of, and unpaid accrued interest and premium, if any, on all indebtedness of the Company under the Senior Credit Agreement, including any such indebtedness or any debentures, notes, or other evidence of indebtedness issued, after the consent of the Noteholders, in exchange for or to refinance the indebtedness under the Senior Credit Agreement.

    4.2 Default on Senior Indebtedness. If the Company shall default in the payment of any principal of, or premium or interest on, any Senior Indebtedness when the same becomes due and payable, whether at stated maturity or at a date fixed for redemption or by declaration of acceleration or otherwise (a "Payment Default"), then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor, unless or until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off, or otherwise) shall be made or agreed to be made on account of the principal of, or interest on, the Note, or in respect of any redemption, retirement, repurchase, or other acquisition of the Note other than those made in Capital Stock of the Company (or in cash in lieu of fractional shares thereof) pursuant to any conversion right of the Note or otherwise made in Capital Stock of the Company (or in cash in lieu of fractional shares thereof).

    Upon (i) the happening of an Event of Default (other than a Payment Default) that permits the holders of Senior Indebtedness or any trustee therefor to accelerate its maturity (a "Nonpayment Default") and (ii) written notice of such Event of Default given to the Company by the holders of at least 25% in aggregate principal amount outstanding of such Senior Indebtedness or any trustee therefor (a "Payment Notice"), then, unless and until such Event of Default has been cured or waived or otherwise has ceased to exist, no payment (in cash, property, securities, by set-off, or otherwise) may be made by or on behalf of the Company on account of the principal of, or interest on, the Note), in any such case other than payments made in Capital Stock of the Company (or in cash in lieu of fractional shares thereof) pursuant to any conversion right of the Note or otherwise made in Capital Stock of the Company (or in cash in lieu of fractional shares thereof). Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Event of Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), or (ii) if declared due and payable, such declaration has been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Note during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Note. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within any period of 360 consecutive days, and (ii) no Event of Default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such Event of Default is on the same issue of Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

    If (a) without the consent of the Company, a court having jurisdiction shall enter an order for relief with respect to the Company under the federal Bankruptcy Code or, without the consent of the Company, a court having jurisdiction shall enter a judgment, order, or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment, or composition of or in respect of the Company under the federal Bankruptcy Code or applicable state insolvency law, or (b) the Company shall institute proceedings for entry of an order for relief with respect to the Company under the federal Bankruptcy Code or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition, or relief under the federal Bankruptcy Code or any applicable state law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors as recognized under the federal Bankruptcy Code, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities, or other property, shall be made to any Holder of the Note on account thereof. Any payment or distribution, whether in cash, securities (other than a payment or distribution in Capital Stock of the Company), or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Note, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provision) be payable or deliverable in respect of the Note shall be paid or delivered directly to the holder of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. In the event of such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of the Note, together with the Holders of any other obligations of the Company ranking on a parity with the Note, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of and interest on the Note and such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any Capital Stock or any obligations of the Company ranking junior to the Note and such other obligations.

    Notwithstanding anything herein contained to the contrary, for so long as any indebtedness remains outstanding under the Senior Credit Agreement, the Holders of the Note shall not exercise any right or remedy to accelerate the maturity of this Note unless and until the lenders under the Senior Credit Agreement accelerate the maturity of the indebtedness under the Senior Credit Agreement.

    If, notwithstanding the foregoing, any payment or distribution of any character, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Note, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Holder of the Note in contravention of any of the terms hereof, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Holder of the Note to endorse or assign any such payment, distribution, or security, each holder of Senior Indebtedness is hereby irrevocably authorized to endorse or assign the same.

    4.3 Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities, or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 4 shall impair, as between the Company and the Holder of this Note, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder of this Note the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers, and remedies otherwise provided herein or by applicable law.

    4.4 Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Subsection 4.2 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder of this Note, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder of this Note would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder of this Note, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

    4.5 Undertaking. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 4.

    Incurrence of Debt. The Company covenants and agrees that it will not incur, create, assume, or suffer to exist Senior Indebtedness and obligations in respect of Sale and Leaseback Transactions which, in the aggregate, are in excess of the following: (a) until such time as the aggregate principal amount outstanding under the Senior Credit Agreement is less than Sixty Million Dollars ($60,000,000.00), (i) the aggregate principal amount outstanding under the Senior Credit Agreement from time to time, together with interest accrued thereon, plus (ii) such additional indebtedness permitted by the terms of the Senior Credit Agreement, and (b) after such time as the aggregate principal amount outstanding under the Senior Credit Agreement is less than Sixty Million Dollars ($60,000,000.00), (i) the aggregate principal amount outstanding under the Senior Credit Agreement from time to time up to a maximum of Sixty Million Dollars ($60,000,000), together with interest accrued thereon, plus (ii) such additional indebtedness permitted by the terms of the Senior Credit Agreement. The Company further covenants and agrees that it will not refinance by any means, or otherwise restructure, its indebtedness under the Senior Credit Agreement without the consent of the Noteholders; provided, however, neither the foregoing nor any other provision of this Note shall prohibit or in any way restrict the Company from prepaying in whole or in part the principal sum, plus accrued interest to date of payment, of this Note, as permitted by Section 6 hereof.

    Prepayment. Upon at least 30 days' prior written notice to the Holder, the Company may at any time prepay in whole or in part the principal sum, plus accrued interest to date of payment, of this Note.

    Conversion.

    7.1 Voluntary Conversion. Any Holder of this Note has the right, at the Holder's option, (i) at any time after the Effective Date and prior to the close of business on the second Business Day prior to June 7, 2011 (unless a notice of prepayment pursuant to Section 6 has been given with respect to the Note or some portion thereof), to convert this Note, in whole or in part, and (ii) at any time after delivery of a notice of prepayment in accordance with Section 6 of this Note and prior to the close of business on the second Business Day prior to the date prepayment is to be made (unless the Company subsequently fails to make the prepayment on the date of the proposed prepayment, in which event this clause (ii) of this Section 7.1 shall be of no further force or effect with respect to such proposed prepayment), to convert the portion of the Note to be prepaid, in whole or in part, in each case of conversion, into fully paid and nonassessable shares of Common Stock of the Company in accordance with the provisions of Subsection 7.2 hereof. The number of shares of Common Stock to be issued upon conversion ("Conversion Shares") shall be determined by dividing the aggregate principal amount to be converted together with all accrued but unpaid interest to the date of conversion, by the Conversion Price (as defined below) in effect at the time of such conversion.

    7.2 Conversion Price. Except as otherwise provided in this Section 7.2, the "Conversion Price" shall be equal to $5.00 during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, and thereafter until the close of business on the second Business Day prior to June 7, 2011, the Conversion Price shall be $3.10. Notwithstanding the foregoing, the Conversion Price shall be $3.10 upon the occurrence of specified events, as follows:

      If the Company delivers a notice of prepayment in accordance with Section 6 of this Note, then the Conversion Price shall be $3.10 commencing on the date of delivery of the notice of prepayment and ending on the close of business on the second Business Day prior to the date prepayment is to be made;

      If there is a Change of Control of the Company, then the Conversion Price shall be $3.10, commencing on the effective date thereof and ending on the close of business on the second Business Day prior to June 7, 2011; and

      If there is an Event of Default under the Senior Indebtedness and such Event of Default is not cured or waived within the Waiver Period or there is an Event of Default hereunder and such Event of Default is not cured within the Waiver Period, then the Conversion Price shall be $3.10, commencing on the close of business on the last day of the Waiver Period and ending on the earlier of the close of business on the second Business Day prior to June 7, 2011 or the date of waiver or cure of such Event of Default.

    7.3 Conversion Procedure. Before the Holder shall be entitled to convert this Note into shares of Common Stock, it shall surrender this Note duly endorsed at the principal office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this Section 7, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder of this Note a certificate or certificates (bearing such legends as are required by the Purchase Agreement and applicable federal and state securities laws in the opinion of counsel to the Company) for the number of full shares of Common Stock to which the Holder of this Note shall be entitled as aforesaid, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable in lieu of fractional shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay in cash to the Holder the amount of outstanding principal that is not so converted.

    Conversion Price Adjustments.

    8.1 Adjustments for Stock Splits, Subdivisions, and Combinations. In the event the Company shall (a) pay a dividend or make a distribution in shares of Common Stock on the Common Stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or (d) issue, by reclassification of its shares of Common Stock, any shares of Capital Stock of the Company, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of the Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Capital Stock of the Company which he would have owned or been entitled to receive immediately following such action had such Note been converted immediately prior thereto. An adjustment made pursuant to this Subsection 8.1 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a reclassification, subdivision or combination. If as a result of an adjustment made pursuant to this Subsection 8.1, the Holder of the Note thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of Capital Stock (including shares of Common Stock and other Capital Stock) of the Company, the Board of Directors (whose determination, by a duly adopted resolution, shall be conclusive) shall reasonably determine in good faith the allocation of the adjusted Conversion Price between or among shares of such classes of Capital Stock or shares of Common Stock and other Capital Stock.

    8.2 Adjustments for Certain Rights Issuances. In the event the Company shall issue rights, options, or warrants to all holders of Common Stock entitling them (for a period not exceeding 60 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the average market price per share (as determined pursuant to Subsection 8.6 below) of the Common Stock on the record date mentioned below, the Conversion Price shall be adjusted to a price, computed to the nearest cent, so that the same shall equal the price determined by multiplying:

      the Conversion Price in effect immediately prior to the date of issuance of such rights, options, or warrants by a fraction, of which the numerator shall be (x) the number of shares of Common Stock outstanding on the date of issuance of such rights, options, or warrants, immediately prior to such issuance, plus (y) the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such average market price, and of which the denominator shall be (x) the number of shares of Common Stock outstanding on the date of issuance of such rights, options, or warrants, immediately prior to such issuance, plus (y) the number of additional shares of Common stock which are so offered for subscription or purchase.

      Such adjustments shall become effective immediately after the record date for the determination of holders entitled to receive such rights, options, or warrants; provided, however, that if any such rights, options, or warrants issued by the Company as described in this Subsection 8.2 are only exercisable upon the occurrence of certain triggering events provided for in shareholder rights plans, then the Conversion Price will not be adjusted as provided in this Subsection 8.2 until such triggering events occur.

      8.3 Adjustments for Other Distributions. In the event the Company shall distribute to all holders of Common Stock any of its assets, evidences of indebtedness, cash, or other assets or shares of Capital Stock, other than Common Stock (including securities, but other than any dividend or distribution for which an adjustment is required to be made in accordance with Subsection 8.1 or 8.2 above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction the numerator of which shall be the average market price per share of the Common Stock (determined as provided in Subsection 8.6 below) on the record date mentioned below less the then fair market value (as reasonably determined in good faith by the Board of Directors) of the portion of the assets or evidence of indebtedness so distributed applicable to one share of Common Stock, and the denominator of which shall be such average market price per share of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

      8.4 Notices of Record Date, etc. In the event of:

      Any taking by the Company of a record of the holders of Common Stock of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

      Any capital reorganization of the Company, any reclassification or recapitalization of the Capital Stock of the Company, or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

      Any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company will mail to the Holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying:

        The date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and the amount and character of such dividend, distribution, or right; and

        The date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

    8.5 Reservation of Treasury Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of the shares of Common Stock held by the Company in treasury solely for issuance pursuant to (a) the Company's Nonemployee Director Phantom Stock Plan, (b) this Note and that certain Amended and Restated Note, of even date herewith, issued by the Company to Harris J. Pappas, upon exercise by the holders of their respective conversion rights hereunder and thereunder and (c) the Stock Options. Except for such purposes, the Company hereby covenants and agrees not to cancel, sell or otherwise dispose any shares of Common Stock held by the Company in treasury except to the extent the Company lists with the New York Stock Exchange a number of additional shares of Common Stock sufficient to permit full conversion into Common Stock of this Note and that certain Amended and Restated Note, of even date herewith, issued by the Company to Harris J. Pappas, and full exercise of the Stock Options.

    8.6 Market Price. For the purpose of any computation under Subsections 8.2 and 8.3 above, the average market price per share of Common Stock on any date shall be deemed to be the average of the Last Sale Price of a share of Common Stock for the five consecutive Trading Days selected by the Company commencing not more than 20 Trading Days before, and ending not later than, the earlier of the date in question and the date before the "'ex' date," with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "'ex' date," when used with respect to any issuance or distribution means the first date on which the Common Stock trades regular way on the New York Stock Exchange (or if not listed or admitted to trading thereon, then on the principal national securities exchange on which the Common Stock is listed or admitted to trading) without the right to receive such issuance or distribution.

    8.7 Notice of Adjustment. Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly mail or cause to be mailed a notice of such adjustment to the Holder of the Note at the address of the Holder as the same appears on the registry books of the Company.

    Assignment. Subject to the restrictions on transfer described in Section 11 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties.

    Waiver and Amendment. Any provision of this Note may be amended, waived, or modified upon the written consent of the Company and holders of at least two-thirds of the aggregate principal amount of all then outstanding Notes.

    Transfer of This Note or Securities Issuable on Conversion Hereof. The original Holder hereof (but no subsequent Holder) may pledge this Note as security to any financial institution for any financing of such Holder's purchase of this Note. With respect to any offer, sale, or other disposition of this Note or securities into which such Note may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale, or other distribution may be effected without registration or qualification under any federal or state law then in effect. Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with registration or qualification requirements under federal or state law, unless in the opinion of counsel for the Company such legend is not required. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

    Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company will treat, account, and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state, or local tax authorities.

    Notices. Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if faxed with confirmation of receipt by telephone or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered, faxed, or on the third Trading Day after being deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

    No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the Underlying Shares obtainable hereunder until, and then only to the extent that, this Note shall have been converted.

    Usury Savings Clause.

    15.1 If at any time the sum of (i) the amount of interest computed in accordance with this Note and (ii) all other consideration received by a Holder that is deemed to constitute interest under applicable law, would exceed the Maximum Legal Rate, then the interest payable under this Note shall be computed upon the basis of the Maximum Legal Rate and strictly limited thereto, but any subsequent increase in the Maximum Legal Rate or subsequent reduction in the rate of interest payable under this Note shall not reduce such interest thereafter payable below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable equals the total amount of interest that would have accrued if such interest had been at all times computed solely on the basis of the interest rate set forth in Section 2 plus the other compensation received by such Holder that is deemed to constitute interest under applicable law. Furthermore, if at the maturity date, the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest that would have accrued based upon the interest rate specified in Section 2, then, to the extent allowed by law, the Company agrees to pay to the Holder an amount equal to the difference between (A) the lesser of (x) the amount of interest that would have accrued if the Maximum Legal Rate had at all times been in effect and (y) the amount of interest that would have accrued if the rate specified in Section 2 above had at all times been in effect; and (B) the amount of interest accrued in accordance with the foregoing provisions.

    15.2 No agreements, conditions, provisions, or stipulations contained in this Note or any other instrument, document, or agreement between a Holder and the Company, or default of the Company, or exercise by a Holder of the right to accelerate the payment or the maturity of principal and interest, or to exercise any option whatsoever contained in this Note or any other agreement between a Holder and the Company, or arising out of any contingency whatsoever, shall entitle a Holder to contract for, charge, collect, or receive, in any event, interest exceeding the Maximum Legal Rate; and in no event shall the Company be obligated to pay interest exceeding such Maximum Legal Rate; and all agreements, conditions, or stipulations, if any, that may in any event or contingency whatsoever operate to bind, obligate, or compel the Company to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged, collected, or received in excess of the Maximum Legal Rate ("Excess"), such Excess shall be, first, applied to reduce the principal then unpaid under this Note; and second, returned to the Company, it being the intention of the parties hereto not to enter into or cause at any time a usurious or otherwise illegal relationship. For the purpose of determining whether or not any Excess has been contracted for, charged, collected, or received by a Holder, the Company and each Holder shall, to the maximum extent permitted under applicable law, (A) characterize any nonprincipal payment as an expense, fee, or premium rather than interest, (B) exclude voluntary prepayments and the effects thereof, and (C) with respect to all interest at any time contracted for, charged, collected, or received by the Holders in connection with this Note, amortize, prorate, allocate, and spread the same in equal parts, or otherwise as appropriate, to ensure that, to the extent possible, no Excess exists during the entire term of this Note.

    15.3 If, prior to the repayment in full of the obligations under this Note, the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Note or any other instrument, document, or agreement between a Holder and the Company than is currently allowed by applicable state or federal law, then the limitation of interest hereunder by the Maximum Legal Rate shall be increased to such greater rate of interest, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to each Holder by reason thereof, if any, shall be payable upon demand concurrently with the next payment of interest due under the Note; provided, however, if the Note is fully paid and discharged, no such interest charges shall be owing to a Holder by reason of such amendment.

    15.4 "Maximum Legal Rate" means the maximum non-usurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Note as to which such rate is to be determined, payable to the Holders pursuant to this Note or any other agreement, contract, or document by or between the Holders and the Company, under laws applicable to the Holders which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. The Maximum Legal Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of this Note or any other agreement, contract, or document by or between the Holders and the Company that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Legal Rate resulting from a change in the Maximum Legal Rate shall take effect without notice to the Company at the time of such change in the Maximum Legal Rate.

    GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

    Headings. The headings of this Note are for convenience of reference only and are not part of the substance of this Note.

    Waivers. The Company, along with all sureties, endorses and guarantors (if any) of this Note, waive demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Note, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect thereto, without notice thereof to any of them.

IN WITNESS WHEREOF, the Company has caused this Note to be issued this 7th day of June, 2004.

LUBY'S, INC.

/s/Gasper Mir, III

Gasper Mir, III Chairman of the Board

Name of Holder: Harris J. Pappas

Address: 642 Yale

Houston, Texas 77007

(To be Signed Only Upon Conversion of Note)

LUBY'S, INC.

The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock, to the extent of $_______________ unpaid principal amount of such Note, and request that the certificates for such shares be issued in the name of, and delivered to, ____________________, whose address is _________________________________.

Dated:  _____________________

(Signature must conform in all respects to name of holder as specified on the face of the Note)

(Address)